Exhibit 99.1

SINO PAYMENTS EXECUTES $100,000.00 LINE OF CREDIT NOTE FROM TAP GROUP FOR NEWLY FORMED HONG KONG JOINT VENTURE

Tap Group will now offer card processing services to existing clients such as A.S. Watsons, SOGO, PCCW, Robinsons, and CTM

February 3rd, 2011 (Hong Kong) – Sino Payments, Inc. (www.sinopayments.com) (OTCBB: SNPY) today announced that it has executed a $100,000.00 line of credit note from long term partner, TAP Group, for the Hong Kong joint venture company, TAP ePayment Services Limited.  According to the Hong Kong company registrar, 51% of the newly formed JV Company shares have been transferred to Sino Payments, Inc.  TAP Group has already committed $20,000.00 USD of which $5,000 USD was received last week.

In a recent announcement dated December 1st, 2010, Sino Payments, Inc. and Tap Group completed a Joint Venture Agreement whereby both companies formed a new Hong Kong Company, Tap ePayment Services Limited.   The purpose of this joint venture is for TAP Group and Sino Payments to jointly pursue electronic payment processing projects for Asian stores throughout the Asian region.  Both parties will now implement their unique technologies to offer card processing services to Tap Group’s existing clients such as:

-AS Watsons Group (Hong Kong, China)
-Sogo Department Stores (Hong Kong)
-PCCW (Hong Kong)
-CTM (Macau)
-Robinsons Department Stores (Philippines)

About Sino Payments, Inc.  (www.sinopayments.com)

Sino Payments is a US public company with offices in Hong Kong.  In addition to providing stand alone worldwide ecommerce processing capability, Sino Payments' proprietary IP transaction processing system (SinoPay GPP) is designed to convert transaction processing systems from old type dial up point of sale systems linked to sophisticated check out terminals to a modern seamless IP transaction process, reducing credit and debit card transaction processing times by half at checkout.  Sino Payments focuses on providing IP credit and debit card processing services to large retail chains, including supermarket chains and large regional multinational retailers, in China and throughout Asia.

About TAP Group (www.tap-group.com.cn )

TAP Group is a leading provider of customer-centric solutions for the retail industry. By integrating market-leading Point-of-Sales/Point-of-Interaction (POS/POI) and retail CRM solutions, TAP provides retailers with the capability to offer a consistent shopping experience across all channels, all the time, enabling them to easily and effectively manage the customer lifecycle on a one-to-one basis.

TAP Group is Headquartered in Hong Kong with offices in Macau, Shenzhen, Guangzhou, Shanghai, Beijing, and Manila with over 200 staff.

Contacts:

Sino Payments, Inc.

Matthew Mecke

Chairman & CEO

T 1.877.205.6270 x801

ir@sinopayments.com

Investor Relations:

Henry Harrison

IR Pro 2.0, Inc.

407-682-2001

hharrison@insidewallstreet.com